================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          ----------------------------

                         AMERICAN TECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other Jurisdiction of incorporation or organization)

                                   87-0361799
                     (I.R.S. Employer Identification Number)

                         13114 EVENING CREEK DRIVE SOUTH
                           SAN DIEGO, CALIFORNIA 92128
                                 (619) 679-2114
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ---------------

                          ROBERT PUTNAM, VICE PRESIDENT
                         AMERICAN TECHNOLOGY CORPORATION
                         13114 EVENING CREEK DRIVE SOUTH
                           SAN DIEGO, CALIFORNIA 92128
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  with copy to:
                            JOHN D. BRASHER JR., ESQ.
                       BRASHER & COMPANY, ATTORNEYS AT LAW
              90 MADISON STREET, SUITE 707, DENVER, COLORADO 80206
                                ----------------
          Approximate date of commencement of proposed sale to public:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

                         CALCULATION OF REGISTRATION FEE

============================================================================================================
Title of Each Class of   Amount to be        Proposed maximum          Proposed maximum         Amount of
   Securities to be       Registered    offering price per unit   aggregate offering price  registration fee
    Registered (1)           (2)                   (3)                        (3)                  (3)
------------------------------------------------------------------------------------------------------------
Common Stock, par value,
 $.00001 per share         1,629,899              $5.36                   $8,736,259            $2,647.36
============================================================================================================

(1) This registration statement covers the resale by selling shareholders of (i) 1,454,899 shares of Common Stock that may be acquired by selling security holders upon the conversion of Series A Convertible Preferred Stock ("Preferred Stock") and (ii) 175,000 shares of Common Stock that may be acquired by selling security holders upon the exercise of warrants described herein granted to the selling security holders.

(2) There are also being registered, pursuant to Rule 416 under the Securities Act of 1933, as amended, such indeterminate number of additional shares of the Company's Common Stock as may be issuable upon conversion of the Preferred Stock or upon exercise of the warrants by reason of the operation of the provisions of the Preferred Stock and the warrants described herein to prevent dilution resulting from stock splits, stock dividends and similar transactions. This Registration Statement relates to resales and reoffers of shares of the Company's Common Stock to be purchased by holders of the Preferred Stock and warrants described herein.

(3) Pursuant to Rule 457(g)(3) the registration fee is calculated pursuant to Rule 457(c), computed based upon the average of the bid and asked prices of the Company's Common Stock as reported on NASD's Electronic OTC Bulletin Board, on September 18, 1997, which price is used solely for the purpose of calculating the registration fee.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION; DATED ____________, 1997


                                   PROSPECTUS

                         AMERICAN TECHNOLOGY CORPORATION

                           FOR UP TO 1,629,899 SHARES

                                  COMMON STOCK


The shares of common stock, par value $.00001 (the "Common Stock"), of American Technology Corporation (the "Company") offered hereby represent shares issuable from time to time upon the conversion of 350,000 shares of Series A Convertible Preferred Stock (the "Preferred Stock") and the exercise of Common Stock Purchase Warrants to purchase up to 175,000 shares of Common Stock (the "Warrants", which Preferred Stock and Warrants may be referred to herein collectively as the "Convertible Securities"). Although the Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby, the Company has received gross proceeds of $3,500,000 pursuant to the sale of 350,000 shares of the Preferred Stock at $10.00 per preferred share, an indeterminate amount of which may be retired upon the conversion of the Preferred Stock into shares of Common Stock of the Company. The Company may receive aggregate funds not exceeding $1,312,500.00 upon the exercise of Warrants at an exercise price of $7.50 per share of Common Stock. See "Selling Security Holders."

The number of shares of Common Stock issuable upon conversion of each share of the 350,000 shares of Preferred Stock is determined by dividing $10.00, plus an amount accruing at $0.60 per annum, by 85% of the average of the closing bid prices of the Company's Common Stock each day for the five trading days immediately preceding the date of conversion provided that in no event shall such amount to be multiplied by 85% be less than $3.00 per share or greater than $5.75 per share. The number of shares into which the 350,000 shares of Preferred Stock can be converted at the minimum conversion price of $2.55 is 1,372,549. The Company may force conversion of the Preferred Stock if the closing bid price of the Common Stock equals or exceeds $14.00 per share for ten consecutive trading days and certain other conditions are met. The aforementioned number of shares would be increased by certain adjustments including the $0.60 per share of Preferred Stock per annum amount. For purposes of determining the initial number of shares of Common Stock to be registered on this Registration Statement, the Company has computed the maximum number of shares issuable upon conversion of the Preferred Stock by adding $0.60 per share for one year (the mandatory conversion date of August 25, 1998, subject to certain conditions) to the $10.00 per share purchase price and dividing by the minimum conversion price of $2.55 per share and multiplying by the number of shares of Preferred Stock held by each Selling Security Holder, for a total of 1,454,899 shares. The actual number of shares issuable on conversion may be less. This Registration Statement and Prospectus also relates to such presently indeterminate number of additional shares of Common Stock as may be issuable upon conversion of the Preferred Stock, based upon fluctuations in the conversion price of the Preferred Stock in accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"). The Preferred Stock, the Warrants and the shares of Common Stock issuable upon conversion or exercise thereof have been and will be issued in transactions exempt from the registration requirements of the Securities Act. See "Selling Security Holders" and "Plan of Distribution".

The shares of Common Stock registered for resale hereby have been registered pursuant to the Company's obligations contained in written agreements with the Selling Security Holders. The Selling Security Holders may elect to sell all, a portion or none of the Common Stock offered by them hereunder which is only obtainable through the conversion of all or portion of the Preferred Shares or exercise of all or a portion of the Warrants.

The shares of Common Stock offered hereby may be sold from time to time by Selling Security Holders referred to herein under the caption "Selling Security Holders" or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. Such sales may be made through underwriters, dealers, agents, or directly to one or more purchasers in fixed price offerings, in negotiated transactions, at market prices prevailing at the time of sale or at prices related to such market prices or at negotiated prices. The Company has agreed to pay certain expenses of registering the shares of Common Stock offered hereby, including filing fees, legal, accounting and miscellaneous expenses in connection with registration. All selling and other expenses incurred by the Selling Security Holders will be borne by them. See "Plan of Distribution."

The shares of Common Stock offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure itself of the existence of an exemption from registration or effect of such registration in connection with the offer and sale of such shares.

The Common Stock is traded under the symbol "ATCO" in the over-the-counter market on the "OTC Electronic Bulletin Board" operated by the National Association of Securities Dealers, Inc. (the "OTC Bulletin Board"). On September 18, 1997 the closing "bid" price was $5.3125. The price and trading volume of the Company's Common Stock has been volatile. See "Risk Factors."

THE COMMON STOCK OFFERED HEREBY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. THE COMPANY HAS A HISTORY OF OPERATING LOSSES AND BASED ON THE CURRENT LEVEL OF EXPENDITURES AND ANTICIPATED ADDITIONAL EXPENDITURES, THE COMPANY DOES NOT HAVE SUFFICIENT FUNDS FOR THE NEXT TWELVE MONTHS.
SEE "RISK FACTORS" WHICH BEGINS ON PAGE 6.

Each Selling Security Holder and any broker executing selling orders on behalf of the Selling Security Holder may be deemed to be an underwriter within the meaning of the Securities Act. Commissions or other compensation received by any such broker may be deemed to be underwriting compensation under the Securities Act.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is September ___, 1997.





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

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING SECURITY HOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-3 under the Securities Act with respect to the Common Stock offered by this Prospectus. Certain portions of the Registration Statement have not been included in this Prospectus. For further information, reference is made to the Registration Statement and the exhibits thereto. Statements in this Prospectus as to the contents of exhibits are not necessarily complete, and each statement is qualified in all respects by reference to the copies of documents filed or incorporated by reference as exhibits to the Registration Statement or otherwise filed with the Commission. See also "Incorporation of Certain Documents by Reference."

The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement (with exhibits), as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at Judiciary Plaza, 450 Fifth Street, NW, Washington, D.C. 20549, and its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents have been previously filed by the Company (file no. 0-24248) with the Commission are incorporated herein by reference:

        (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended September 30, 1996, filed on December 13, 1996.

        (2) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended December 31, 1996, filed on February 6, 1997.

        (3) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1997, filed on May 13, 1997.

        (4) The Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1997, filed on August 12, 1997.

        (5) The Company's Proxy Statement in connection with the Annual Meeting of Stockholders held March 25, 1997, filed on February 20, 1997.

        (6) Current Report on Form 8-K, filed on April 1, 1997.

        (7) Current Report on Form 8-K, filed on August 29, 1997.

        (8) Current Report on Form 8-K/A, Amendment No. 1, filed on September 18, 1997.

        (9) The description of the Company's Common Stock contained in registration statement on Form 10-SB, Item 11, of the Company, SEC file No. 0-24248, and as amended by the Company's Amended Certificate of Incorporation.

All documents filed by the Company pursuant to Sections 13(a),13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and before the termination of the offering covered hereby will be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement.

The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference in this Prospectus, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. In addition, a copy of the Company's most recent annual report to stockholders will be promptly furnished, without charge, upon written or oral request. All such requests should be directed to American Technology Corporation, 13114 Evening Creek Drive South, San Diego, California 92128, telephone number (619) 679-2114, attention Mr. Robert Putnam, Vice President.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus, including all documents incorporated by reference, includes "forward-looking" statements" within the meaning of Section 27A of the Securities Act and Section 12E of the Exchange Act. In addition to historical information, this Prospectus contains forward-looking statements within the meaning of the private securities litigation reform act of 1995 and the Company desires to take advantage of the "safe harbor" provisions thereof. Therefore the Company is including this statement for the express purpose of availing itself of the protections of such safe harbor with respect to all of such forward-looking statements. The forward-looking statements in this Prospectus reflect the company's current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those discussed herein, that could cause actual results to differ materially from historical results or those anticipated. In this report, the words "anticipates," "believes," "expects," "intends," "future" and similar expressions identify forward-looking statements. Readers are cautioned to consider the specific risk factors described herein and in "Risk Factors", and not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that may arise after the date hereof. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.

                                   THE COMPANY

BACKGROUND
American Technology Corporation ("Company") was incorporated in the State of Utah on February 11, 1980 as Chasko, Inc. and on April 7, 1982 its name was changed to American Technology Corporation. On June 19, 1992 the Company redomiciled from the State of Utah to the State of Delaware. On July 14, 1992, the Company completed a 1-for-5 reverse stock split resulting in 7,291,228 common shares, par value $.00001, being issued and outstanding after the reverse split.

From its inception in 1980 to 1984 the Company was primarily engaged in the development of a patented 2-speed long play cassette recorder ("X-TEN(R)"). On September 30, 1984, the Company acquired 100% of the outstanding shares of Norcom Electronics Corporation which was engaged in development of patented ear-radio and ear-microphone technology. Both technologies feature small electronics for placement in or around the entrance to the ear canal to perform desired functions. From 1984 through 1987, the Company was engaged in various licensing and development activities with respect to the X-TEN, ear-radio and ear-microphone technology.

In March, 1988 the Company assigned certain ear-microphone technology to Norris Communications, Inc. ("NCI") in return for 700,000 shares of NCI common stock and a 1% royalty on gross sales resulting from the exploitation of certain



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

products using the ear-microphone technology ("EarPHONE"). The Company retained its ear-radio technology. The ear-microphone technology was subsequently sold by NCI to Jabra Corporation which is commercializing the EarPHONE for cellular phone, computer, multi-media and other customers. (See "Certain Relationships and Related Transactions").

From 1988 to early 1992 the Company was inactive due to inadequate financial resources. In early 1992 the Company was brought into good standing and restructured to take advantage of new financing opportunities designed to allow the Company to pursue development of its products and technologies. There were no changes to management resulting from this reactivation.

Since the 1992 restructuring, Company operations have focused on developing its various technology assets. The Company's address is 13114 Evening Creek Drive South, San Diego, California, and its telephone number is 619-679-2114. Its Internet site is located at WWW.ATCSD.COM.

CURRENT BUSINESS
The Company is engaged in the development, manufacturing and marketing of consumer electronic products and electronic technologies. The Company's ear-radio technology was commercialized through the 1993 introduction of the FM ear-radio and the 1995 introduction of the AM ear-radio. During fiscal 1996 and to date in fiscal 1997 substantially all of the Company's revenues resulted from the manufacturing and marketing of its "FM Sounds" FM digital scanning ear-radio and its "AM Sounds" AM ear-radio. The Company seeks to expand its ear-radio distribution while developing additional technology assets.

Management anticipates that its HyperSonic Sound (HSS) reproduction technology, currently in development, will become its primary business focus. HyperSonic Sound is a new method of sound reproduction -- sound is generated in the air using ultrasonic frequencies, those above the normal range of hearing. A patent-pending process creates an ultrasonic wave that interacts in mid-air to produce wide spectrum audio. Since traditional loudspeaker system elements such as voice coils, magnets, cones/diaphragms, crossover networks, baffles and speaker enclosures are eliminated, management believes HSS technology offers higher quality sound with less distortion while using less power, space, and weight and at a lower cost. The sound produced by the HSS technology is also significantly more directional over greater distances than traditional sound reproduction methods thereby offering a number of application advantages to users. There can be no assurance the Company can successfully commercialize the HSS technology (see "Risk Factors").

The Company's HSS technology was invented by Elwood G. Norris, Chief Technology Officer and a director of the Company, who manages the Company's research and technical activities and who has invented the Company's products and technologies. The Company has additional products and technologies in various stages of development with related pending patents including portable Global Positioning System ("GPS") technology and a noise reduction system for jet engines. However, substantially all product and market development efforts are focused on the HSS technology and there can be no assurance additional technologies can be proven or commercialized.

The Company acquired the basic concepts for the HSS technology (previously called the Sonic Generator technology) from Mr. Norris in 1992. During fiscal 1996 and fiscal 1997 to date, the Company has devoted a significant portion of its research and development activities on HSS technology. In July 1996 the Company produced a laboratory proof-of-concept demonstration capable of producing sound in the air using ultrasonics. In October 1996 the Company produced a second generation portable demonstration system with improved electronics. The portable system consists of a standard CD player, an off-the-shelf amplifier modified by the Company, custom electronics and modified commercial ultrasonic emitters. To date in 1997 research efforts have focused on development of improved electronics and custom ultrasonic emitters which management believes will be required to produce a commercially viable system.

The Company continues to improve its proprietary electronics and is working with multiple producers of ultrasonic devices to develop custom emitters to the Company's specifications. The Company believes, but there can be no assurance, that it can have commercially acceptable designs and sources of materials for use by licensees by the end of calendar 1997.

CERTAIN RECENT DEVELOPMENTS
On May 31, 1997 the inventor of the HSS technology, Elwood G. Norris, was awarded the 1997 Discover Magazine Award for Technical Innovation in the Sound category for the Company's HSS technology. Winners in a total of eight categories were selected from over 4,000 entries. The annual awards are designed to recognize and promote new technological innovations and the winners are selected by an expert panel of judges. Winners were also featured in the July issue of


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

Discovery magazine. This award and recognition have provided broad marketing exposure for the HSS technology to prospective users. HSS technology has also been featured in over 30 journal articles providing additional marketing exposure.

The Company's marketing of the HSS technology continues to evolve as a result of this awareness, technical developments, changes in patent and protection strategies and reactions from prospective users of the technology. Rather than broadly licensing large market segments or industries, the Company is focusing its efforts on original equipment manufacturers ("OEMs") desiring to implement the HSS technology in specific products. The Company's strategy is to establish business relationships with leading participants in various segments of the electronics and sound reproduction markets. The Company believes this strategy will enable it to take advantage of the superior financial resources, technological capabilities, proprietary positions and market presence of these companies in establishing and maintaining HSS technology in sound reproduction.

In accordance with the above strategy, the Company has received non-binding expressions of interest from more than twenty companies for a broad range of product applications. The Company's initial strategy is to focus its efforts on the computer (personal and portable), communication, and home audio and video markets. The Company recently demonstrated the application of HSS technology in a personal computer in connection with a prospective major customer to demonstrate the advantages of directed sound, small size and high sound quality. The Company intends to establish closer relationships with selected companies through specific product collaborations, but there can be no assurance that the HSS technology can be developed to commercialization for such uses or that the Company can successfully collaborate to develop commercial products to exploit the HSS technology. The Company anticipates that product license or component supply relationships (incorporating licensing) will develop as individual products are jointly designed and developed with product partners in the future.

The Company continues to devote significant resources on preparing and filing patent applications related to various aspects of the HSS technology. A total of eleven HSS technology patents have been filed and others are in various stages of preparation.

On March 25, 1997 the Company sold $1,000,000 of convertible notes and on August 25, 1997 the Company sold $3,500,000 of Preferred Stock (the subject of this Registration Statement) in private placement transactions, such fundings being employed to further the development of the HSS technology and provide working capital.

On September 1, 1997 the Company appointed Dale Williams as Chairman, President and Chief Executive Officer. In May, 1997 Mr. Williams was engaged as a strategic planning and business development consultant for the HSS technology. Since March 1995, Mr. Williams age 58, through his wholly-owned Spectrum Technology Inc., has been advising technology companies on business acquisition and market development strategies. From January 1990 to March 1995 he was founder and Chief Executive Officer of Beacon Light Products Inc., a private company manufacturing advanced electronic control products. He has held executive positions with technology companies including Intel, Monolithic Memories Inc. (Advanced Micro Devices) and Rockwell International. Mr. Williams has an Electronics Engineering (E.E.) from California State University and MBA from the University of Southern California. In connection with Mr. William's appointment, Mr. Norris was appointed Chief Technology Officer and Mr. Robert Putnam, formerly President and Chief Executive Officer, was appointed as Vice President and Treasurer and resigned as a director.

                                  RISK FACTORS

The Common Stock offered hereby is speculative and involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. In addition to the other information included elsewhere in this Prospectus, prospective investors should give careful consideration to the following factors before purchasing any shares of the Common Stock offered hereby. This Prospectus includes forward-looking statements which include risks and uncertainties. The Company's actual results could differ materially from those anticipated as a result of a variety of factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

HISTORY OF LOSSES; ABSENCE OF PROFITABILITY; AND EXPECTATION OF FUTURE LOSSES The Company has an accumulated deficit of $3,371,500 at June 30, 1997 with increasing net losses of $1,345,563 for the nine months ended June 30, 1997, $560,448 for fiscal 1996 and $368,201 for fiscal 1995. The Company expects to incur additional operating losses in future quarters until and if it is able to generate operating revenues and margins sufficient to


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

support expenditures. There is no assurance that the Company will be able to achieve or sustain significant periods of profitability in the future.

POSSIBLE NEED FOR ADDITIONAL FINANCING
The Company intends to meet its working capital needs from a portion of the proceeds from the two private placements and option exercises completed in the current fiscal year and from funds generated from operations. Although management believes the Company will have sufficient funds to meet its working capital needs for at least the next twelve months, the Company may be required to seek additional financing sooner than currently anticipated or could be required to curtail its activities. There can be no assurance that any additional financing will be available to the Company on terms acceptable to the Company, or at all.

FUTURE DEPENDENT ON MARKET ACCEPTANCE OF THE COMPANY'S HSS TECHNOLOGY
The future of the Company is largely dependent upon the success of the Company's HSS technology or the development of new technologies. There can be no assurance the Company can introduce any of its technologies or that if introduced they will achieve market acceptance sufficient to sustain the Company or achieve profitable operations. Because the HSS technology currently represents the Company's primary technology focus, if the HSS technology is not successful, the Company's business, financial condition and results of operations would be materially and adversely affected.

HSS TECHNOLOGY IN DEVELOPMENT; NO ASSURANCE OF COMPLETION; MAY BE SUBJECT TO DELAYS The Company's HSS technology is in development and has not been developed to the point of commercialization. There can be no assurance that a commercially viable system can be completed due to the inherent risks of new technology development, limitations on financing, competition, obsolescence, loss of key technical personnel and other factors. The Company has not generated any revenues from its HSS technology to date, and has no agreements or arrangements providing any assurance of revenues in the future. The Company's various development projects are high risk in nature, where unanticipated technical obstacles can arise at any time and result in lengthy and costly delays or result in determination that further development is unfeasible. There can be no assurance of timely completion of commercially viable HSS technology or that if available that it will perform on a cost-effective basis, or if introduced, that it will achieve market acceptance.

HSS TECHNOLOGY WILL FACE SIGNIFICANT COMPETITION AND POSSIBLE OBSOLESCENCE Technological competition from other and longer established electronic and loudspeaker manufacturers is significant and expected to increase. Most of the companies with which the Company expects to compete have substantially greater capital resources, research and development staffs, marketing and distribution programs and facilities, and many of them have substantially greater experience in the production and marketing of products. In addition, one or more of the Company's competitors may succeed in developing technologies and products that are more effective than any of those being developed by the Company, rendering the Company's technology and products obsolete or noncompetitive.

NEW TECHNOLOGY FACES MANY BARRIERS AND RISKS
The introduction of new technology, such as the HSS technology, that is targeted for wide use often faces barriers to commercialization and risks many that cannot currently be identified. The HSS technology employs ultrasonics and although ultrasonics are employed in a wide variety of medical and industrial applications, there can be no assurance that the Company will not face barriers to introduction due to the use of ultrasonics. The Company's technology uses relatively small amounts of ultrasonic energy which dissipates rapidly in air. The Company employs frequencies above those that may be harmful to pets but within those used by medical devices directly coupled to the body to image fetuses and the brain. Although the Company believes the frequencies and the amount of energy employed is harmless, and that the emission of such frequencies is not presently subject to government regulation, there can be no assurance that barriers to commercialization will not develop or that the use of such ultrasonics will not be subject to future regulation or interpretation of existing regulation.

DEPENDENCE ON THIRD PARTY STRATEGIC ALLIANCES AND BUSINESS RELATIONSHIPS
The Company's strategy is to establish business relationships with leading participants in various segments of the electronics and sound reproduction markets. The Company believes this strategy will enable it to take advantage of the superior financial resources, technological capabilities, proprietary positions and market presence of these companies in establishing and maintaining HSS technology in sound reproduction. Although the Company's strategy is to establish closer relationships with selected companies through specific product collaborations, there can be no assurance that the HSS technology can be developed to commercialization for such uses or that the Company can successfully collaborate to develop commercial products to exploit the HSS technology.

The Company's success will depend on its ability to enter into additional strategic arrangements with new partners on commercially reasonable terms. Any future relationships may require the Company to share control over its development, manufacturing and marketing programs or to relinquish rights to certain versions of its technology.

PRODUCTS IN DEVELOPMENT SUBJECT TO MANY RISKS
The markets for the Company's existing and future products and technologies are characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and enhancements. The successful development and commercialization of new products and technologies involve many risks, including the correct and timely identification of new opportunities, the successful completion of the developmental process, the retention and hiring of appropriate research and development personnel, establishment of marketing and distribution and other risks. The life cycle and demand for new products and technologies is difficult to predict and is subject to the effects of competition, technological change, price changes and other factors all of which could have a material adverse effect on the Company's operations, business and financial condition.

PRODUCT SALES SUBJECT TO SIGNIFICANT VARIABILITY; INSUFFICIENT TO SUPPORT OPERATIONS The sales of the Company's existing ear-radio products are subject to significant quarterly and seasonal variability. The Company has been in the past and may, in the future, be reliant on a limited number of customers, the loss of which could have an adverse effect on operating results. To date the Company's sales have consisted almost entirely of ear-radio sales. The Company has been unable to obtain sufficient volumes and margins to support operations and management does not believe sufficient ear-radio product sales can be achieved to achieve profitable operations at the current level of expenditures. Accordingly, the Company will be reliant on revenues from new products or technologies to achieve profitable operations. There can be no assurance the Company can exploit new technologies.

EAR RADIO ASSEMBLY DEPENDENT ON SUBCONTRACTOR; POSSIBLE DISRUPTIONS IN COMPONENTS With respect to the assembly of the Company's FM ear-radio which accounts for substantially all of the Company's revenues, the Company is dependent on a foreign subcontractor. The Company believes that there are a number of electronic product subcontract assembly companies located in North America and overseas that are qualified to produce the Company's ear-radio should the existing supplier be unable or unwilling to do so, however any disruption of supply could cause additional costs and delays and could have a material adverse impact on the Company's results of operations. The assembly of ear-radios is dependent upon the availability of electronic components. The Company believes there are secondary suppliers of components and subassemblies such that it is not reliant on one supplier, although delays could result should the Company be required to change suppliers of longer lead time components or subassemblies. Any significant delays in obtaining components from existing or secondary suppliers through supplier changes or from component shortages, which are common to the electronics industry, could have a material adverse impact on the Company's results of operations.

PATENTS AND PROPRIETARY RIGHTS SUBJECT TO UNCERTAINTY
The Company has two U.S. patents on ear-radios which it relies on to protect its technology position in the U.S. The Company has 11 patents pending on its HSS technology, 2 pending on its GPS technology and one pending on its noise reduction system for jet engines and the Company is considering additional patent applications. There can be no assurance that any patents held by the Company will not be challenged and invalidated, that patents will issue from any of the Company's pending applications or that any claims allowed from existing or pending patents will be of sufficient scope or strength or be issued in all countries where the Company's products can be sold or licensed to provide meaningful protection or any commercial advantage to the Company. Competitors of the Company may also be able to design around the Company's patents. The electronics industry is characterized by vigorous protection and pursuit of intellectual property rights or positions, which have resulted in significant and often protracted and expensive litigation. There is currently no pending intellectual property litigation against the Company. There is no assurance however, that the Company's technologies or products do not and will not infringe the patents or proprietary rights of third parties. Problems with patents or other rights could potentially increase the cost of the Company's products, or delay or preclude new product development and commercialization by the Company. If infringement claims against the Company are deemed valid, the Company may seek licenses which might not be available on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect the Company's future patent and/or technology license positions, or to defend against infringement claims. A successful challenge to the Company's HSS technology could have a materially adverse effect on the Company and its business prospects. There can be no assurance that any application of the Company's technologies will not infringe upon the proprietary rights of others or that licenses required by the Company from others will be available on commercially reasonable terms, if at all.

PERFORMANCE DEPENDENT ON KEY PERSONNEL; LIMITED KEY PERSON LIFE INSURANCE; SUCCESS DEPENDENT ON ADDITIONAL PERSONNEL The Company's performance is substantially dependent on the performance of its executive officers and key technical employees. Given the Company's early stage of development, the Company is dependent on its ability to retain and motivate high quality personnel, especially its management and highly skilled technical personnel. Other than a $2 million policy on Elwood G. Norris, Chief Technology Officer and inventor of the Company's technologies, the Company does not have "key person" life insurance policies on any other person. The loss of the services of Mr. Norris could have a material adverse effect on the business, operating results or financial condition of the Company. The Company's future success and growth also depends on its continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to attract, assimilate or retain other highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary technical and managerial personnel could have a material adverse effect upon the Company's business, operating results or financial condition.

MANAGEMENT OF GROWTH
Depending on the extent of its future growth, if any, the Company may experience a significant strain on its management, operational and financial resources. The Company's ability to manage its growth effectively may require it to continue to implement and improve its operational and financial systems and may require the addition of new management personnel. The failure of the Company's management team to effectively manage growth, should it occur, could have a material adverse impact on the Company's results of operations.

GENERAL CONFLICTS OF INTEREST DUE TO PART-TIME MANAGEMENT
Elwood G. Norris (a significant shareholder, Chief Technology Officer, Director and inventor of the Company's technologies) and Robert Putnam (Vice President and Treasurer) devote only part-time services to the Company and have other employment and business interests to which they devote significant attention and will continue to do so notwithstanding the fact that management time should be devoted to the Company's business. Mr. Putnam devotes approximately 25-30 hours per week and Mr. Norris devotes approximately 15-30 hours per week to the Company. These management members generally expect to devote time to the Company only on an as-needed basis over the next twelve months. Mr. Williams is a full-time employee of the Company.

Certain conflicts of interest now exist and will continue to exist between the Company and certain of its officers and directors due to the fact that they have other employment or business interests to which they devote some attention. The Company has not established policies or procedures for the resolution of current or potential conflicts of interest between the Company and certain of its management or management-affiliated entities. There can be no assurance that members of management will resolve all conflicts of interest in the Company's favor.

INDEMNIFICATION OF OFFICERS, DIRECTORS AND OTHERS
The Company's Certificate of Incorporation provides for the indemnification of its officers, directors, employees and agents, under certain circumstances, against attorney's fees and other expenses incurred by them and judgments rendered against them in any litigation to which they become a party arising from their association with or activities on behalf of the Company. The Company may also bear the expenses of such litigation for any of its officers, directors, employees or agents, upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. This indemnification policy could result in substantial expenditures by the Company which it may be unable to recoup even if so entitled.

EXCLUSION OF DIRECTOR LIABILITY
The Company's Certificate of Incorporation excludes personal liability on the part of its directors to the Company for monetary damages for breach of fiduciary duty, except in certain specified circumstances. Accordingly, the Company will have a much more limited right of action against its directors than otherwise would be the case. This exclusionary provision does not affect the liability of any director under federal or applicable state securities laws.

NO ACTIVE TRADING MARKET; MARKET VOLATILITY
The Company's shares are traded on the OTC Bulletin Board, a screen-based trading system operated by the National Association of Securities Dealers, Inc. Securities traded on the OTC Bulletin Board are, for the most part thinly traded and are subject to special regulations not imposed on securities listed or traded on the National Association of Securities Dealers Automated Quotation ("NASDAQ") system or on a national securities exchange. The Company's shares, like that of the securities of other small, growth-oriented companies, have experienced in the past and are expected to experience in the future significant price and volume volatility thereby increasing the risk of ownership to investors. Historically, the Common Stock has experienced low trading volume. There can be no assurance that the market price of the Common Stock will remain at its present level, and any future changes in market price cannot be predicted as to timing or extent. Past performance of the Common Stock does not guarantee and should not be construed to imply future performance. Factors such as announcements by the Company or its competitors concerning technological innovations, new commercial products or procedures, proposed government regulations and developments or disputes relating to patents or proprietary rights may have a significant effect on the market price of the Common Stock. Changes in the market price of the Common Stock may have no connection with the Company's actual financial results.

SHARES ELIGIBLE FOR FUTURE SALE; POSSIBLE ADVERSE EFFECT ON MARKET PRICE
As of the date of this Prospectus, the Company had outstanding 9,758,779 shares of Common Stock. As a result of this registration, based on the September 18, 1997 trading price, approximately 771,000 shares of Common Stock will be eligible for resale in the public market. In May, 1997 the Company registered shares related to convertible notes of which 181,230 shares have been issued and approximately 110,000 shares are currently issuable on the balance of $375,000 of notes at current prices, all freely tradable in the public market. If a large number of the above mentioned shares, issued or issuable, were sold in the public market, such sales could have an adverse effect on the market price of the Company's Common Stock.

NO DIVIDENDS WILL BE PAID IN FORESEEABLE FUTURE
The Company does not contemplate paying cash dividends in the foreseeable future. Future dividends will depend on the Company's earnings, if any, and its financial requirements.

NO ANTI-TAKEOVER MEASURES
Neither the Company's charter nor its bylaws contain any provision which is designed or intended to serve as an anti-takeover measure or which is intended to entrench Management or discourage mergers or other business combinations involving the Company.

                                 USE OF PROCEEDS

All proceeds from any sale of shares of Common Stock offered by the Selling Security Holders will be received by the Selling Security Holders and not by the Company. The proceeds to the Company from the exercise of the 175,000 Warrants not to exceed $1,312,500, if any, will be used for general corporate purposes. The Warrants have a net issuance provision providing for cashless exercise (resulting in no cash proceeds to the Company) should the Common Shares underlying the Warrants not be registered as required under the terms of the Common Stock Purchase Warrants.

                            SELLING SECURITY HOLDERS

An aggregate of up to 1,629,899 shares of Common Stock are being offered for resale by certain shareholders of the Company plus such presently indeterminate number of additional shares as may be issuable upon conversion of the Preferred Stock based upon fluctuations in the conversion price of the Preferred Stock in accordance with Rule 416 under the Securities Act. Up to 1,454,899 of those shares are issuable upon conversion by the holders of 350,000 shares of Preferred Stock. Up to 175,000 shares are issuable upon exercise of Warrants held by the holders of the Preferred Stock. All shares, to the extent they are being offered, are being offered for the account of the following shareholders and their donees, pledgees, transferees or other successors in interest (the "Selling Security Holders").

The following table sets forth certain information with respect to the Selling Security Holders for whom the Company is registering the Common Stock for resale to the public, including: (i) beneficial ownership of Common Stock prior to this offering (excluding shares issuable upon conversion or exercise of the Convertible Securities) of this Prospectus, (ii) the maximum number of shares issuable upon conversion of the Preferred Shares, (iii) the number of shares issuable upon exercise of Warrants, (iv) the maximum number of shares offered by each Selling Security Holder (assuming the maximum number of shares were issued upon conversion); and (v) the number of shares and percentage of class to be owned after the offering (assuming all shares offered hereby are sold). The number of shares of Common Stock shown in the following table as being offered by the Selling Security Holders does not include such presently indeterminate number of shares of Common Stock as may be issuable upon conversion of the Preferred Stock pursuant to the provisions thereof regarding determination of the applicable conversion price but which shares are, in accordance with Rule 416 under the Securities Act, included in the Registration Statement of which this Prospectus forms a part. The Company has no knowledge of the intentions of any Selling Security Holder to actually sell any of the shares listed under the columns "Maximum Shares Issuable Upon Conversion" or "Shares Issuable Upon Exercise of Warrants." There are no material relationships between any of the Selling Security Holders and the Company other than as disclosed below.


------------------------------------------------------------------------------------------------------------
                                           Maximum
                                            Shares
                                           Issuable
                           Beneficial        Upon
                          Ownership of    Conversion        Shares                     Ownership
                          Common Stock   of Series A       Issuable      Maximum         After       Percent
                            Prior to     Convertible    Upon Exercise      Shares     Offering(s)      of
       Selling              Offering    Preferred Stock  of Warrants      Offered       Shares        Class
   Security Holder            (1)            (2)              (3)          (4)(5)                      (6)
------------------------------------------------------------------------------------------------------------
Pangaea Fund Limited           -0-         665,098          80,000         745,098           -0-       -0-%

Banque du Credit
Agricole                       -0-          41,567           5,000          46,567           -0-       -0-%

Paul Foti                      -0-          10,392           1,250          11,642           -0-       -0-%

G.P.S. Fund, Ltd.              -0-          41,567           5,000          46,567           -0-       -0-%

Hull Overseas Ltd.             -0-         124,706          15,000         139,706           -0-       -0-%

J.M. Hull
Associates, L.P.               -0-         124,706          15,000         139,706           -0-       -0-%

Legong Investments
N.V                            -0-         166,275          20,000         186,275           -0-       -0-%

Timothy Millhiser            7,274          10,392           1,250          11,642         7,274        *

John Parker                    -0-          10,392           1,250          11,642           -0-       -0-%

Renwick Alpha Fund
L.P. (7)                       -0-         166,275          20,000         186,275           -0-       -0-%

The Renwick Special
Situations Fund L.P.(7)        -0-          93,529          11,250         104,779           -0-       -0-%
------------------------------------------------------------------------------------------------------------
   Total                     7,274       1,454,899         175,000       1,629,899         7,274       *
------------------------------------------------------------------------------------------------------------


(1) The number of Common Shares reported above as beneficially owned by each Selling Security Holder is based solely on a review of a list of the Company's shareholders prepared by the Company's transfer agent and registrar. None of these shares are being registered pursuant to this Prospectus. This column does not include shares beneficially owned which are issuable upon conversion of the Preferred Stock and exercise of the Warrants.

(2) Assumes conversion based on the lowest conversion price possible, or $2.55 per share of Common Stock. The Company has computed the maximum number of shares issuable pursuant to the Preferred Stock by adding $0.60 per share for one year (to the mandatory conversion date of August 25, 1998, subject to certain conditions) to the $10.00 per share purchase price and dividing by the minimum conversion price of $2.55 per share and multiplying by the number of shares of Preferred Stock held by each Selling Security Holder or a total of 1,454,899 shares. The actual number of shares issuable on conversion may be less. The number of shares of Common Stock issuable upon conversion of each share of the 350,000 shares of Preferred Stock is determined by dividing $10.00, plus an amount accruing at $0.60 per annum, by 85% of the average of the closing bid prices of the Company's Common Stock each day for the five trading days immediately preceding the date of conversion provided that in no event shall such amount to be multiplied by 85% be less than $3.00 per share or greater than $5.75 per share. The Company may force conversion of the Preferred Stock if the closing bid price of the Common Stock equals or exceeds $14.00 per share for ten consecutive trading days and certain other conditions are met. The aforementioned number of shares would be increased by certain adjustments including the $0.60 per share of Preferred Stock per annum amount.

(3) Assumes conversion of 100 percent of the Warrants granted to each Preferred Shareholder based on the exercise price of $7.50 per share.

(4) Assumes issuance of the maximum shares on conversion of the 350,000 shares of Preferred Stock at the lowest conversion price (see note 2 above) and the exercise of 100 percent of the Warrants.

(5) The terms of the Preferred Stock and the Warrants provide that the Selling Security Holders may not convert their Preferred Stock or exercise their Warrants at any time to acquire a number of shares of Common Stock in excess of that number which would result in beneficial ownership of more than 4.9% of the Company's outstanding Common Stock at any time.

(6) An asterisk (*) represents less than 1%.

(7) The Renwick Alpha Fund L.P. and the Renwick Special Situations Fund L.P. are under common control with Renwick Corporate Finance, Inc., a financial consultant and advisor to the Company.

                              PLAN OF DISTRIBUTION

The purpose of this Prospectus is to permit the Selling Security Holders, if they desire, to offer and sell the shares of Common Stock offered hereby (the "Resale Shares") at such times and at such places as the Selling Security Holders choose.

The decision to convert the Preferred Stock into common shares, to exercise the Warrants, or to sell any shares, is within the sole discretion of the holders thereof. There can be no assurance that any of the shares of Preferred Stock will be converted or any of the Warrants exercised, or that any shares will be sold by the Selling Security Holders.

The Resale Shares offered hereby are being sold by the Selling Security Holders acting as principals for their own accounts. The distribution of the Resale Shares is not currently subject to any underwriting agreement though the Selling Security Holders may, under certain circumstances, elect to sell their shares in an underwritten offering. The Company expects the Selling Security Holders will sell the Resale Shares covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as principals, who may then resell the shares in the over-the-counter market, or at private sales or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such sales may be effected in one or more transactions, including, without limitation, (a) a block trade in which the broker-dealer so engaged will attempt to sell the Resale Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to the Prospectus;
(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face or other direct transactions between the Selling Security Holders and purchasers without a broker-dealer or other intermediary. In effecting sales, broker-dealers or agents engaged by the Selling Security Holders may arrange for other broker-dealers or agents to participate. The Selling Security Holders may effect such transactions by selling Resale Shares through broker-dealers, and such broker-dealers will receive compensation in the form of commissions from the Selling Security Holders and/or the purchasers of the Resale Shares for whom they may act as agent (which compensation may be in excess of customary commissions). The Selling Security Holders and any broker-dealers that participate with such Selling Security Holders in the distribution of the Resale Shares may be deemed to be underwriters and any commissions received by such broker-dealers and any profit on resale of the Resale Shares sold by them might be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any Resale Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

The Selling Security Holders are not restricted as to the price or prices at which they may sell the Resale Shares. Sales of Resale Shares at less than market prices may depress the market price of the Company's Common Stock. Moreover, the Selling Security Holders are not restricted as to the number of Resale Shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time.

From time to time, one or more of the Selling Security Holders may pledge, hypothecate or grant a security interest in some or all of the Resale Shares owned by them, and the pledgees, secured parties or persons whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Security Holders hereunder. In addition, the Selling Security Holders may from time to time sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sale and the Common Stock offered hereby may be used to cover such short sale.

Including and without limiting the foregoing, in connection with distributions of the Resale Shares, a Selling Security Holder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with such Selling Security Holder. A Selling Security Holder may also enter into option or other transactions with broker-dealers that involve the delivery of the Resale Shares to the broker-dealers, who may then resell or otherwise transfer such Resale Shares. A Selling Security Holder may also loan or pledge the Resale Shares to a broker-dealer and the broker-dealer may sell the Resale Shares so loaned or upon default may sell or otherwise transfer the pledged Resale Shares.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Resale Shares may not bid for or purchase shares of Common Stock during a period which commences one business day (5 business days, if the Company's public float is less than $25 million or its average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchase and sales of shares of the Company's Common Stock by such Selling Security Holder.

The Company will not receive any proceeds from any sales of the Resale Shares, but will receive the proceeds from exercises of the Warrants held by the Selling Security Holders, which proceeds, if any, will be used for general corporate purposes.

In connection with the registration by the Company, the Company shall use its best efforts to prepare and file with the Commission such amendments and supplements to this registration statement and the included Prospectus as may be necessary to keep this registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the shares covered by the registration statement for the period required to effect the distribution of such shares.

The Company is paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incident to the offer and sale of the shares to the public, which are estimated to be approximately $8,000. If the Company is required to update this Prospectus during such period, it may incur additional expenses in excess of the amount estimated above.

The Company has agreed to indemnify the Selling Security Holders in certain circumstances, against certain liabilities, including liabilities arising under the Securities Act.

In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

                            DESCRIPTION OF SECURITIES

The Company is authorized to issue 20,000,000 shares of Common Stock, $.00001 par value per share. As of the date of this Prospectus there were 9,758,779 shares outstanding. The holders of Common Stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at the Annual Meeting. However, removal of a director from office or repeal of the certificate of incorporation in its entirety require the affirmative vote of a majority of the total voting power for approval, and certain other matters (such as shareholder amendment of the bylaws, and amendment, repeal or adoption of any provision inconsistent with provisions in the certificate of incorporation regarding indemnification of directors, officers and others, exclusion of director liability, and the Company's election not to be governed by statutory provisions concerning business combinations with interested shareholders) require the affirmative vote of two-thirds of the total voting power for approval. Common Shares do not carry cumulative voting rights, and holders of more than 50% of the Common Stock have the power to elect all directors and, as a practical matter, to control the Company. Holders of Common Stock are not entitled to preemptive rights, and the Common Stock is not subject to redemption.

The Company is authorized to issue 5,000,000 shares of preferred stock, $.00001 par value, without any action by the stockholders. The board of directors has the authority to divide any and all shares of preferred stock into series and to fix and determine the relative rights and preferences of the preferred stock, such as the designation of series and the number of shares constituting such series, dividend rights, redemption and sinking fund provisions, liquidation and dissolution preferences, conversion or exchange rights and voting rights, if any. With respect to voting rights, if the preferred stock were permitted to vote in the election of directors or on other matters, each such share would be entitled to one vote, and such shares may vote with the shares of Common Stock or may vote as a separate class. Issuance of preferred stock by the board of directors could result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of Common Stock and could dilute the voting rights of the holders of Common Stock.

The Company has designated 350,000 shares of its preferred stock as Series A Convertible Preferred Stock ("Preferred Stock") all of which have been issued and are currently outstanding. The Preferred Stock is non-voting except in certain matters affecting the Preferred Stockholders. The holders of Preferred Stock shall be entitled to dividends, when, as, and if declared by the Board of Directors. The Preferred Stock is convertible as described in note (2) under the caption "SELLING SECURITY HOLDERS" above. As of September 18, 1997 the shares of Preferred Stock were convertible into approximately 771,000 shares of Common Stock. The Preferred Stock has a liquidation preference of $10.00 per preferred share plus $0.60 per share per annum from issuance and certain other adjustments. There is no further participation after the liquidation preference is paid. There are no mandatory or optional redemption rights. In a merger or consolidation, the Preferred Stock shall retain the same economic benefits as the Preferred Stock just prior to such transaction. As long as the Company is in compliance in all material respects with its obligations to the Preferred Stockholders and the underlying common shares are registered, all the Preferred Stock not already converted shall be converted to Common Stock in accordance with the conversion terms on August 25, 1998.

The Company has not paid any cash dividends to date, and no cash dividends will be declared or paid on the Common Shares in the foreseeable future. Payment of dividends is solely at the discretion of the Company's board of directors.

Interwest Transfer Company, Inc., 1981 East 4800 South, Suite 100, Salt Lake City, Utah 84117, acts as transfer agent and registrar for the Common Stock of the Company. Their telephone number is (801) 272-9294.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company's certificate of incorporation and bylaws provide broadly for the indemnification of the directors and officers of the Company for certain liabilities and costs incurred by them in connection with the performance of their duties. This indemnification may include indemnification for liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL OPINION

The validity of the Resale Shares offered hereby will be passed on for the Company by Brasher & Company, Attorneys at Law, 90 Madison Street, Suite 707, Denver, Colorado 80206.

                                     EXPERTS

The financial statements incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

================================================================================

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in, or incorporated by reference in, this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof, or that there has been no change in the affairs of the Company since such date.

                                TABLE OF CONTENTS

Available Information......................3
Incorporation of Certain Documents
  by Reference.............................3
Disclosure Regarding Forward-Looking
  Statements...............................4
The Company................................4
Risk Factors...............................6
Use of Proceeds...........................10
Selling Security Holders..................10
Plan of Distribution......................12
Description of Securities.................14
Indemnification for Securities
  Act Liabilities.........................14
Legal Opinion.............................15
Experts...................................15


================================================================================


                                    For Up to
                                1,629,899 Shares
                                       of
                                  Common Stock

                                   offered by

                            Selling Security Holders








                         AMERICAN TECHNOLOGY CORPORATION




                                   PROSPECTUS





                               September ___, 1997

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses payable by the Company in connection with the offering of the shares of Common Stock to be registered and offered hereby are as follows:

               SEC registration fee                 $2,648

               Legal fees and expenses               3,000*

               Accounting fees and expenses          1,000*

               Miscellaneous (including printing
               and transfer fees)                    1,352*
                                                    ------

               Total                                $8,000
                                                    ======

        *  Indicates estimate for the purpose of this filing.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

As permitted by Delaware law, the Company's Certificate of Incorporation provides that the Company will indemnify its officers, directors, employees and agents against attorneys' fees and other expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them arising out of their association with or activities on behalf of the Company unless, in any such action, they are adjudged to have acted with gross negligence or to have engaged in willful misconduct. The Company may also bear the expenses of such litigation for any such persons upon their promise to repay such sums if it is ultimately determined that they are not entitled to indemnification. Such expenditures could be substantial and may not be recouped, even if the Company is so entitled. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Pursuant to the General Corporation Law of Delaware, the Company's Certificate of Incorporation excludes personal liability on the part of its directors to the Company for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breech of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 174 of the General Corporation Law of Delaware, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right which a director may have to be indemnified and does not affect any director's liability under federal or applicable state securities laws.

ITEM 16.  EXHIBITS.

The following is a list of all the exhibits filed as part of the Registration
Statement:

       4.11 Form of Registration Rights Agreement dated as of August 12, 1997 by and between the Company and Eleven Purchasers of Series A Convertible Preferred Stock

       5.1     Opinion of Brasher & Company, Attorneys at Law

      23.1     Consent of BDO Seidman, LLP

ITEM 17.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes that it will:

        (1) File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

               (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement (or the most recent post-effective amendment thereof);

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act and are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

For purposes of determining any liability under the Securities Act, (i) the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (ii) each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Poway, and the State of California, as of the 19th day of September, 1997.

                                    AMERICAN TECHNOLOGY CORPORATION


                                    By: /s/ DALE WILLIAMS
                                    Dale Williams
                                    Chairman, President and Chief Executive
                                    Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.




Date: September 19, 1997           By /s/ DALE WILLIAMS
                                      -----------------------------------
                                   Dale Williams, Chairman, President and
                                   Chief Executive Officer and Director
                                   (Principal Executive Officer)

Date: September 19, 1997           By /s/ ROBERT PUTNAM
                                      -----------------------------------
                                   Robert Putnam, Vice President and
                                   Treasurer
                                   (Principal Financial and Accounting Officer)


Date: September 19, 1997           By /s/ Richard M. Wagner
                                      -----------------------------------
                                   Richard M. Wagner
                                   Secretary and Director


Date: September 19, 1997           By /s/ Elwood G. Norris
                                      -----------------------------------
                                   Elwood G. Norris
                                   Chief Technology Officer and Director


Date: September 19, 1997           By /s/ Joel A. Barker
                                      -----------------------------------
                                   Joel A. Barker
                                   Director